                                                                 (EXHIBIT 12.01)

                           Ambac Financial Group, Inc.
                       Ratio of Earnings to Fixed Charges


The following table contains our ratio of earnings to fixed charges for each of the periods indicated:



                                                             Years Ended December 31,
                                           --------------------------------------------------------------
                                              1998         1997        1996         1995        1994
                                           --------------------------------------------------------------
Ratio of earnings to fixed charges           10.50x       13.41x      17.91x       10.77x      10.14x

--------------------------

        We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases (an amount deemed representative of the appropriate interest factor).